Bemis Company Reports Record Results for Second Quarter 2014

HIGHLIGHTS:

•	Quarterly EPS increased to a record $0.65 per share, near the top end of management’s guidance.

•	Adjusted diluted earnings per share for the second quarter of $0.65 increased 6.6 percent compared to the prior second quarter.

•	Gross profit as a percentage of net sales improved to 19.8 percent in the second quarter compared to 19.4 percent in the prior second quarter.

•
The U.S. Packaging segment, which represents approximately 60 percent of total Bemis revenue, increased adjusted operating profit as a percentage of net sales to 13.9 percent compared to 13.0 percent in the prior second quarter.

•	Bemis repurchased one million shares of its common stock during the second quarter at a cost of $40.9 million.

•	Management established adjusted diluted earnings guidance for the third quarter of 2014 in the range of $0.65 to $0.70 per share.

•	Management raised the lower end of total year 2014 earnings guidance from the range of $2.40 to $2.55 per share to the range of $2.45 to $2.55 per share.

Neenah, Wisconsin, July 24, 2014 - Bemis Company, Inc. (NYSE:BMS) today reported record second quarter 2014 diluted earnings of $0.65 per share, compared to $0.51 per share for the same quarter of 2013. Excluding the items detailed in the attached schedule, “Reconciliation of Non-GAAP Earnings per Share,” adjusted diluted earnings for the second quarter of 2013 would have been $0.61. Net sales for the second quarter of 2014 totaled $1.2 billion. Excluding the impact of currency, acquisitions, and divestitures, net sales were consistent with the second quarter of 2013.

“I am very pleased with our strong operating performance during the second quarter,” said Henry Theisen, Bemis Company’s Chairman and Chief Executive Officer. “We achieved our highest gross margin since 2009 as a result of our continued pricing discipline and improved sales mix. Our new product innovations have created positive momentum to support continued performance improvement through the second half of 2014.”

BUSINESS SEGMENT RESULTS

U.S. Packaging
U.S. Packaging net sales of $725.8 million for the second quarter of 2014 represented a decrease of 7.1 percent compared to the same period of 2013. The divestitures of the Clysar business in 2013 and the Paper Packaging Division in 2014 reduced sales by 6.6 percent. The remaining 0.5 percent decrease in net sales primarily reflects lower volumes in less-differentiated product categories.
U.S. Packaging operating profit for the second quarter of 2014 was $101.0 million, or 13.9 percent of net sales, compared to $80.3 million, or 10.3 percent of net sales, in the same period of 2013. Excluding facility consolidation costs in 2013, segment adjusted operating profit would have been $101.5 million, or 13.0 percent of net sales. (See attached schedule: “Reconciliation of Non-GAAP Operating Profit”.) This margin improvement reflects the higher proportion of value-added products sold during the quarter.

Global Packaging
Global Packaging net sales for the second quarter of 2014 of $371.8 million represented a decrease of 0.7 percent compared to the second quarter of 2013. Currency translation decreased net sales by 5.8 percent, primarily driven by the Brazilian Real. The 2013 acquisition of our extrusion platform in Foshan, China increased net sales by 5.2 percent. Excluding the impact of currency translation and the acquisition, Global Packaging net sales were consistent with the prior year. Increased unit sales of healthcare packaging were partially offset by the impact of generally lower consumption levels in South America.
Global Packaging operating profit for the second quarter was $26.6 million, or 7.2 percent of net sales, compared to $27.4 million, or 7.3 percent of net sales, for the same period in 2013. Excluding the impact of facility consolidation program and acquisition-related integration items, segment adjusted operating profit would have been $27.1 million, or 7.2 percent of net sales in 2013. The net effect of currency translation decreased operating profit during the second quarter of 2014 by $1.7 million. The benefit of higher unit sales of value-added healthcare packaging was offset by the impact of generally lower unit sales of food packaging.

Pressure Sensitive Materials
Pressure Sensitive Materials net sales totaled $144.0 million for the second quarter, a 1.6 percent increase from the same period in 2013. Currency translation increased net sales by 2.0 percent compared to the prior year. The remaining modest decrease in net sales reflects lower unit sales of roll label and technical products offset by higher sales of value-added graphics products.
Pressure Sensitive Materials operating profit for the second quarter was $9.8 million, or 6.8 percent of net sales, compared to $6.0 million, or 4.2 percent of net sales in 2013. The increase in adjusted operating profit during the period reflects improved global production efficiencies and cost control as well as the strengthening demand in Europe for value-added graphic products sold for advertising and promotional applications

CAPITAL STRUCTURE AND CASH FLOW
Net debt to adjusted EBITDA was 2.2 times at June 30, 2014, slightly above our target ratio of 2.0 times. Net debt is defined as total debt less cash, and adjusted EBITDA is defined as last twelve months adjusted operating income plus depreciation and amortization.

Cash flow from operations for the quarter of $57.9 million compared to $94.0 million for second quarter of 2013, reflecting the cash payments associated with the closure of one Pressure Sensitive Materials plant and generally higher working capital levels.

On August 1, 2014, public notes totaling $400 million are scheduled to mature. Management plans to refinance these notes with a $200 million bank term loan which matures in 2022 and $200 million of commercial paper.
2014 OUTLOOK
Management expects adjusted diluted earnings per share for the third quarter of 2014 to be in the range of $0.65 to $0.70 reflecting continued improvement in operating performance and sales mix.

Management raised the lower end of total year 2014 earnings guidance from the range of $2.40 to $2.55 per share to the range of $2.45 to $2.55 per share. This includes an anticipated effective income tax rate for 2014 of approximately 34.5 percent.

Management expects cash flow from operations for 2014 to be approximately $450 million. This revised expectation reflects cash expenses associated with the May 2014 closure of a manufacturing plant in Stow, Ohio and tax payments related to the gain on the sale of the Paper Packaging division.

Management expects its total year 2014 capital expenditures to be approximately $175 million.

PRESENTATION OF NON-GAAP INFORMATION
This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, net debt to adjusted EBITDA, and adjusted diluted earnings per share. These non-GAAP financial measures adjust for factors that are unusual or unpredictable. These measures exclude the impact of certain amounts related to facility consolidation and plant closure activities including employee-related costs, equipment relocation costs, lease termination payments, accelerated depreciation, and the write-down of equipment. These measures also exclude gains on sales of property and divestitures and certain acquisition-related expenses including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, integration expenses, the cash portion of any acquisition earn-out payments recorded as compensation expenses, and changes in fair value of deferred acquisition payments. This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP). It is provided solely to assist in an investor's understanding of the impact of these items on the comparability of the Company's ongoing business operations.

FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to general economic conditions, future changes in cost or availability of raw materials, our ability to adjust selling prices, consumer buying patterns, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations or divestitures, plant closures, a failure in our information technology infrastructure or applications, the funded status of our defined benefit plans, foreign currency fluctuations, unexpected costs associated with production relocation, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets. Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company's regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2013.

INVESTOR CONFERENCE CALL
Bemis Company, Inc. will webcast an investor telephone conference regarding its second quarter 2014 financial results this morning at 10 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.
Bemis Company, Inc. is a major supplier of packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis Company is included in the S&P 500 index of stocks and reported 2013 net sales of $5.0 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 19,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:
Erin M. Winters
Director, Investor Relations
(920)527-5288

Bemis Company Inc.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54957-0669

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$1,241.6	$1,297.1	$2,479.4	$2,552.1
Cost of products sold	995.9	1,045.3	2,019.1	2,058.5
Gross profit	245.7	251.8	460.3	493.6

Operating expenses:
Selling, general and administrative expenses	119.8	132.1	242.5	262.7
Research and development	12.6	11.7	25.7	23.0
Facility consolidation and other costs	—	20.9	—	30.2
Other operating income	(2.5)	(3.2)	(2.9)	(4.7)

Operating income	115.8	90.3	195.0	182.4

Interest expense	17.0	17.0	33.9	33.6
Other non-operating income	(1.5)	(7.2)	(14.1)	(3.1)

Income before income taxes	100.3	80.5	175.2	151.9

Provision for income taxes	34.5	27.4	60.2	49.5

Net income	$65.8	$53.1	$115.0	$102.4

Basic earnings per share	$0.66	$0.51	$1.14	$0.99

Diluted earnings per share	$0.65	$0.51	$1.13	$0.98

Cash dividends paid per share	$0.27	$0.26	$0.54	$0.52

Weighted average shares outstanding (including participating securities):
Basic	100.4	103.0	101.0	103.2
Diluted	101.4	104.0	101.9	104.2

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	June 30, 2014	December 31, 2013
ASSETS

Cash and cash equivalents	$127.2	$141.7
Accounts receivable, net	669.5	615.4
Inventories	684.1	648.5
Prepaid expenses and other current assets	113.6	98.9
Total current assets	1,594.4	1,504.5

Property and equipment, net	1,236.4	1,284.3

Goodwill	1,051.6	1,052.2
Other intangible assets, net	184.1	190.6
Deferred charges and other assets	86.5	78.6
Total other long-term assets	1,322.2	1,321.4

TOTAL ASSETS	$4,153.0	$4,110.2

LIABILITIES

Current portion of long-term debt	$—	$0.2
Short-term borrowings	15.9	14.7
Accounts payable	390.6	362.8
Accrued salaries and wages	96.4	99.6
Accrued income and other taxes	31.1	32.3
Other current liabilities	81.9	92.3
Total current liabilities	615.9	601.9

Long-term debt, less current portion	1,465.1	1,421.4
Deferred taxes	256.4	269.8
Other liabilities and deferred credits	120.3	132.3

TOTAL LIABILITIES	2,457.7	2,425.4

EQUITY

Common stock issued (128.0 and 127.9 shares, respectively)	12.8	12.8
Capital in excess of par value	555.1	548.1
Retained earnings	2,065.0	2,005.1
Accumulated other comprehensive loss	(71.0)	(98.7)
Common stock held in treasury (28.1 and 26.0 shares at cost, respectively)	(866.6)	(782.5)

TOTAL EQUITY	1,695.3	1,684.8

TOTAL LIABILITIES AND EQUITY	$4,153.0	$4,110.2

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities
Net income	$115.0	$102.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94.8	97.0
Excess tax benefit from share-based payment arrangements	(0.6)	—
Share-based compensation	7.9	10.6
Deferred income taxes	(14.2)	9.3
Income of unconsolidated affiliated company	(0.6)	(1.5)
(Gain) loss on sale of property and equipment	(0.4)	0.2
Net facility consolidation and other costs	—	2.9
Gain on divestitures	(9.4)	(5.9)
Changes in working capital, excluding effect of acquisitions, divestitures and currency	(116.6)	(77.8)
Changes in other assets and liabilities	(5.5)	(34.8)

Net cash provided by operating activities	70.4	102.4

Cash flows from investing activities
Additions to property and equipment	(69.3)	(54.5)
Business acquisitions and adjustments, net of cash acquired	—	0.2
Proceeds from sale of property and equipment	7.8	5.5
Proceeds from divestitures	79.8	30.4

Net cash provided by (used in) investing activities	18.3	(18.4)

Cash flows from financing activities
Repayment of long-term debt	(0.2)	—
Net borrowing of commercial paper	32.5	60.7
Net borrowing (repayment) of short-term debt	5.3	(1.0)
Cash dividends paid to shareholders	(54.6)	(54.0)
Common stock purchased for the treasury	(84.1)	(35.6)
Deferred payments for business acquisitions	(6.6)	—
Excess tax benefit from share-based payment arrangements	0.6	—
Stock incentive programs and related tax withholdings	(1.5)	(12.7)

Net cash used in financing activities	(108.6)	(42.6)

Effect of exchange rates on cash and cash equivalents	5.4	(5.3)

Net (decrease) increase in cash and cash equivalents	(14.5)	36.1

Cash and cash equivalents balance at beginning of year	141.7	114.1

Cash and cash equivalents balance at end of period	$127.2	$150.2

BEMIS COMPANY, INC. AND SUBSIDIARIES
OPERATING PROFIT AND PRETAX PROFIT
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
U.S. Packaging
Operating profit before facility consolidation and other costs	$101.0	$101.5	$192.8	$196.9
Facility consolidation and other costs	—	(21.2)	—	(30.6)
Operating profit	101.0	80.3	192.8	166.3

Global Packaging
Operating profit before facility consolidation and other costs	26.6	27.1	50.7	52.9
Facility consolidation and other costs	—	0.3	—	0.4
Operating profit	26.6	27.4	50.7	53.3

Pressure Sensitive Materials
Operating profit (loss)	9.8	6.0	(4.7)	13.7

Segment operating profit	137.4	113.7	238.8	233.3

Corporate
General corporate expenses	(21.6)	(23.4)	(43.8)	(50.9)

Operating income	115.8	90.3	195.0	182.4

Interest expense	17.0	17.0	33.9	33.6

Other non-operating income	(1.5)	(7.2)	(14.1)	(3.1)

Income before income taxes	$100.3	$80.5	$175.2	$151.9

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP OPERATING PROFIT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
U.S. Packaging
Net sales	$725.8	$780.9	$1,464.0	$1,526.9

Operating profit as reported	$101.0	$80.3	$192.8	$166.3

Non-GAAP adjustments:
Facility consolidation and other costs (1)	—	21.2	—	30.6

Operating profit as adjusted	$101.0	$101.5	$192.8	$196.9

Operating profit as a percentage of net sales
As reported	13.9%	10.3%	13.2%	10.9%
As adjusted	13.9%	13.0%	13.2%	12.9%

Global Packaging
Net sales	$371.8	$374.4	$728.6	$742.9

Operating profit as reported	$26.6	$27.4	$50.7	$53.3

Non-GAAP adjustments:
Facility consolidation and other costs (1)	—	(0.3)	—	(0.4)
Acquisition-related integration costs (2)	—	—	—	(0.5)

Operating profit as adjusted	$26.6	$27.1	$50.7	$52.4

Operating profit as a percentage of net sales
As reported	7.2%	7.3%	7.0%	7.2%
As adjusted	7.2%	7.2%	7.0%	7.1%

Pressure Sensitive Materials
Net sales	$144.0	$141.8	$286.8	$282.3

Operating profit (loss) as reported	$9.8	$6.0	$(4.7)	$13.7

Non-GAAP adjustments:
Plant closure (3)	—	—	25.0	—

Operating profit as adjusted	$9.8	$6.0	20.3	13.7

Operating profit (loss) as a percentage of net sales
As reported	6.8%	4.2%	(1.6)%	4.9%
As adjusted	6.8%	4.2%	7.1%	4.9%

(1)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the Company's facility consolidation program.

(2)	Acquisition related integration costs include earnout payments treated as compensation expense related to the Mayor Packaging acquisition.

(3)
Includes employee-related costs (including a multiemployer plan settlement), accelerated depreciation, and other costs related to closing our plant in Stow, Ohio (a Pressure Sensitive Materials manufacturing facility).

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Diluted earnings per share, as reported	$0.65	$0.51	$1.13	$0.98

Non-GAAP adjustments per share, net of taxes:
Facility consolidation and other costs (1)	—	0.13	—	0.19
Pressure Sensitive Materials plant closure (2)	—	—	0.16	—
Gain on divestitures (3)	—	(0.03)	(0.06)	(0.03)

Diluted earnings per share, as adjusted	$0.65	$0.61	$1.23	$1.14

(1)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the Company's facility consolidation program.

(2)
Includes employee-related costs (including a multiemployer plan settlement), accelerated depreciation, and other costs related to closing our plant in Stow, Ohio (a Pressure Sensitive Materials manufacturing facility).

(3)	Gain on divestitures relates to the sale of the Paper Packaging Division in 2014 and Clysar in 2013.